Exhibit 12.1

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
                       HOLLYWOOD ENTERTAINMENT CORPORATION
                Computation of Ratio of Earnings to Fixed Charges


                                                                                                       6 Months Ended
                                                             Year Ended December 31,                      June 30,
                                                 1992       1993      1994       1995      1996       1996       1997
                                              ---------- ---------- --------- ---------- --------- ---------- -----------
Computation of ratio of earnings to fixed charges
Pre-tax income from continuing operations          1,957      3,406    12,502     18,661    34,282     11,119       3,123
Fixed Charges:
  Interest Expense                                   333        322       795        490     4,339      1,625       3,617
  Rental Expense (1/3)                               490        702     3,100      8,433    18,033      7,645      13,497
  Capitalized Interest                                                                         458        100         224
                                              ---------- ---------- --------- ---------- --------- ---------- -----------
  Total fixed charges                                823      1,024     3,895      8,923    22,830      9,370      17,338
                                              ---------- ---------- --------- ---------- --------- ---------- -----------
Earnings before income taxes and fixed
  charges, exluding capitalized interest           2,780      4,430    16,397     27,584    56,654     20,389      20,237
                                              ---------- ---------- --------- ---------- --------- ---------- -----------
Ratio of earnings to fixed charges                  3.38       4.33      4.21       3.09      2.48       2.18        1.17
                                              ========== ========== ========= ========== ========= ========== ===========


Computation of pro forma ratio of earnings to
  fixed charges adjusted for litigation settlement
Fixed charges, as above                                                                                           17,338
                                                                                                             -----------
Earnings before income taxes and fixed charges,
  excluding capitalized interest, as above                                                                        20,237
  Adjustments:
  Increase assuming lack of litigation settlement                                                                 18,874
                                                                                                             -----------
  Earnings before income taxes, fixed charges,
  capitalized interest, and litigation settlement                                                                 39,111
                                                                                                             -----------
Pro forma ratio of earnings to fixed charges, as
  adjusted for litigation settlement                                                                                2.26
                                                                                                             ===========

Computation of pro forma ratio of earnings to fixed
  charges adjusted for interest expense relative to
  the Notes
Fixed charges, as above                                                                     22,830                17,338
  Adjustments:
  Estimated net increase in interest expense                                                16,911                 7,128
                                                                                        ----------           -----------
  Proforma fixed charges adjusted for interest                                              39,741                24,466
                                                                                        ----------           -----------
  Earnings before income taxes and fixed charges,
    excluding capitalized interest, as above                                                56,654                20,237
                                                                                        ----------           -----------
Pro forma ratio of earnings to fixed charges,
  as adjusted for interest expense relative to the Notes                                      1.43               (1)
                                                                                        ==========           ===========

Computation of pro forma ratio of earnings to fixed charges
  adjusted for interest expense relative to the Notes and
  for litigation settlement
Proforma fixed charges adjusted for interest, as above                                                            24,466
                                                                                                             -----------
Earnings before income taxes, fixed charges, excluding
  capitalized interest, and litigation settlement as above                                                        39,111
                                                                                                             -----------
Pro forma ratio of earnings to fixed charges,
  adjusted for interest expense relative to the Notes
  and for litigation settlement                                                                                     1.60
                                                                                                             ===========

(1) Earnings inadequate to cover fixed charges by $4.2 million
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